Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES VIRTUAL-ONLY FORMAT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

Springfield, MO, April 20, 2020 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, announces a change in the location of its 2020 Annual Meeting of Shareholders.  In light of the public health concerns regarding the COVID-19 pandemic, including federal, state, and local restrictions on in-person gatherings, the Annual Meeting will be held solely by remote communication, in a “virtual-only” format.  The previously announced date and time of the meeting, May 14, 2020, at 10:00 a.m. Central Time, has not changed.

The meeting will be accessible to shareholders at www.virtualshareholdermeeting.com/ORLY2020 using the 16-digit control number on their proxy card, voting instruction form, or Important Notice Regarding the Availability of Proxy Materials. O’Reilly has designed the format of the Annual Meeting to ensure that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

As described in the proxy materials for the Annual Meeting, shareholders are entitled to attend and vote at the Annual Meeting if they held shares as of the close of business on March 16, 2020, the record date designated by the Board for the Annual Meeting, or if they hold a legal proxy for the meeting provided by their bank, broker, or nominee.  To learn more about accessing and participating in the virtual meeting, please refer to O’Reilly’s Notice of Change of Location filed with the Securities and Exchange Commission on April 20, 2020.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of December 31, 2019, the Company operated 5,439 stores in 47 U.S. states and 21 stores in Mexico.